UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 27, 2026

CONSUMER PORTFOLIO SERVICES, INC.
(Exact Name of Registrant as Specified in Charter)

california	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Pkwy, Suite 1400, Las Vegas, NV 89169
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	CPSS	The Nasdaq Stock Market LLC (Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(f)

Non-Equity Incentive Plan Compensation

The Compensation Committee of the Board of Directors of Consumer Portfolio Services, Inc. (“Company”) has evaluated and approved the non-equity incentive plan payment amounts earned under the Executive Management Bonus Plan for each of the named executive officers for fiscal year ended December 31, 2025 (“FY2025”).

The other compensation of the Company’s named executive officers for FY2025 was previously reported by the Company in the Summary Compensation Table included in the Company’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 16, 2026 (the “2025 10-K”). However, as of the date of the filing of the 2025 10-K, non-equity incentive plan payment amounts for FY2025 had not been determined and, therefore, were omitted from the Summary Compensation Table in the 2025 10-K.

In accordance with Item 5.02(f) of Form 8-K, the Company is providing a revised Summary Compensation Table, which includes the final non-equity incentive plan compensation payment amounts and each such named executive officer’s total compensation amount for FY2025.

Summary Compensation Table For 2025 and 2024

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation (1)	Option Awards (2)	All Other Compensation	Total
Charles E. Bradley, Jr.	2025	$995,000	$3,283,500	$1,139,790	$21,357	$5,439,647
Chief Executive Officer	2024	995,000	3,130,000	–	40,611	4,165,611

Michael T. Lavin	2025	470,000	448,693	455,916	11,980	1,386,590
President & Chief Operating Officer	2024	470,000	443,680	–	47,158	960,838

Danny Bharwani	2025	430,762	479,808	341,937	2,342	1,254,849
Executive Vice President &	2024	386,000	444,929	–	44,871	875,800
Chief Financial Officer

(1)

Amounts reported for FY2025 in this column comprise non-equity incentive plan compensation earned in 2025 and paid or granted in 2026. For the chief executive officer, such payments were based on the Compensation Committee’s evaluation of the chief executive officer meeting as many as possible of several objectives within the year 2025. For FY2025, the objectives and their weightings are as follows: (I) to meet or exceed the Company’s quarterly budget (20% each quarter, total of 80%) (II) to execute four rated securitization transactions (20% each, 80% total), (III) to increase the Company’s annual originations of receivables to each of four targets (up to 80% in the aggregate, creditable pro rata for reaching target amounts of $1.8 billion, $1.9 billion, $2.0 billion, and $2.1 billion), (IV) to decrease core operating expenses by up to 1% (up to 200%, creditable pro rata for the portion of the 1% achieved),  (V) to raise $100 million in a new residual financing deal (100%, creditable pro rata for the portion achieved) (VI) to obtain up to a $1.2 billion forward flow contract purchase agreement (100%, creditable pro rata for the portion achieved), (VII)  and to cause the Company’s common stock to trade in excess of each of four targets (80% in the aggregate, creditable in increments of 20% for reaching prices of $13.00, $14.00, $15.00, and $16.00 per share). The total of the seven weightings is 720%; accordingly, the target and maximum possible value to chief executive officer of the award was 720% of his base salary for 2025.

The factors applied in determining the FY2025 amount of the non-equity incentive plan payment amount for the chief financial officer, Mr. Bharwani, are: (I) skills and performance, 35%, (II) one individual objective, 14%, (III) subjective evaluation of that executive’s department, 42%, (IV) Company performance, 28% and (V) discretionary allocation recommended by the chief executive officer and approved by the Compensation Committee, 21%, representing a maximum payment amount of 140% of base compensation. The same factors are used in determining the FY2025 non-equity incentive plan payment amount for the president, Mr. Lavin, and the numerical scores assigned to each of these factors are 40%, 16%, 48%, 32%, and 24%, respectively, representing a maximum payment amount of 160% of base compensation for the president.

(2)	Represents the dollar value accrued for financial accounting purposes in connection with the grant of such options, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Value was estimated using a Black-Scholes model for 2025. For the options granted on September 9, 2025, the weighted average fair value per option was $3.80, based on assumptions of 4.11 years expected life, expected volatility of 53.94%, and a risk-free rate of 4.10%.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: April 2, 2026	By: /s/ Denesh Bharwani
Denesh Bharwani Executive Vice President Signing on behalf of the registrant

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